EXHIBIT 23.2




Mark Sherman, CPA
316 South Jones Boulevard
Las Vegas, NV 89107

Phone (702) 645-6318 Fax: (702) 645-1604

Email:Markssherman@msn.com

November 17, 2002

I consent to the use of my reports included in the SB2 filing dated November 12, 2002, on the financial statements of Commercial Evaluations, Inc., included herein and to the reference made to me.

Sincerely,

/s/  Mark S. Sherman
------------------------
     Mark S. Sherman